Exhibit 99.1

Crown PropTech Acquisitions Announces Pricing of Upsized $240 Million Initial Public Offering

New York – February 8, 2021 – Crown PropTech Acquisitions (the “Company”) announced today that it priced its upsized initial public offering of 24,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CPTK.U” beginning on February 9, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on NYSE under the symbols “CPTK” and “CPTK WS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to concentrate on businesses that provide technological innovation to the broader real estate ecosystem. This includes a focus on businesses that provide technological solutions that make the built environment more accessible, connected, dynamic, efficient, experiential and sustainable.

Certain funds and accounts managed by subsidiaries of BlackRock, Inc. have agreed to make an anchor investment in the Company.

The management team is being led by Richard Chera, the Company’s Chief Executive Officer and director, co-founder and Senior Managing Director of Crown Acquisitions Inc. and co-founder and Chief Executive Officer of ReWyre®; and Dr. Pius Sprenger, the Company’s Chief Financial Officer and director, who was formerly an executive of Cantor Fitzgerald and Deutsche Bank. Rasheq Zarif is serving as the lead strategic advisor to the Company.

RBC Capital Markets, LLC is acting as the sole book-running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact: info@crownproptech.com